Exhibit 2.2

Execution Version

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (this “Agreement”) is entered into as of December 21, 2015, by and among EDGEWATER TECHNOLOGY-M2, INC., a Delaware corporation (the “Buyer”), and M2 DYNAMICS INC., a California corporation (the “Seller”). Each of the Buyer and the Seller is referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement, of even date herewith, by and among the Buyer, the Seller and Michael A. Kember, Brian Grimes, Darlene Finn and Michael A. Kember and Kevin H. Murukami, Trustees of the Rambeau Living Trust dated March 9, 2013 (the “Purchase Agreement”), the Buyer is acquiring the Acquired Assets from the Seller, with the Seller receiving the Purchase Price as a consequence thereof; and

WHEREAS, Section 2.4 of the Purchase Agreement provides that any and all payments pursuant to this Agreement constitute and are considered a part of the Purchase Price; and

WHEREAS, it is a condition precedent to the obligation of the Seller to consummate the transactions contemplated by the Purchase Agreement that the Buyer shall have entered into this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and in consideration of the premises, the representations, warranties, covenants and agreements contained herein and subject to the conditions contained herein, the Parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Section 1 or otherwise in this Agreement shall have the meanings ascribed thereto in the Purchase Agreement.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s EBITDA” means the dollar amount equal to the sum of the Buyer’s earnings before interest, taxes, depreciation and amortization for the Earnout Period based on the Financial Statements, provided, however, that Buyer’s EBITDA (i) shall exclude the services revenue and associated direct expenses of the Buyer’s employees working on behalf of other Parent business units; (ii) shall include the services revenue and associated direct expenses of other Parent business unit employees doing work on behalf of the Buyer; and (iii) shall exclude any extraordinary expenses (i.e., material, unusual and non-recurring with respect to the historical operations of the Business) incurred at the request of the Parent.

“Buyer’s Revenue” means the dollar amount of services revenue, excluding any reimbursed expenses, calculated for the Earnout Period based on the Financial Statements. Buyer’s Revenue shall not include revenue, including any reimbursed expenses, generated by the Buyer’s employees working on behalf of other Parent business units, provided that the direct expenses of such employees are also not included in calculating Buyer’s EBITDA. Buyer’s Revenue shall include revenue, excluding any reimbursed expenses, generated by employees of other Parent business units working on behalf of the Buyer, provided that the direct expenses of such employees are also included in calculating Buyer’s EBITDA.

“Cause” means, with respect to either Stockholder: (i) fraud, embezzlement or misappropriation of funds involving assets of the Buyer, the Parent or any of their respective customers, suppliers or affiliates; (ii) being convicted of any felony or any other criminal offense which adversely affects such Stockholder’s ability to perform his employment duties with the Buyer or the reputation of the Buyer or the Parent; (iii) gross misconduct in connection with his employment with the Buyer; (iv) material breach of the terms of such Stockholder’s Non-Compete Agreement; (v) material failure to perform satisfactorily such Stockholder’s services for the Buyer or to comply with the Buyer’s written policies or rules, which material failure remains uncured for a period of thirty (30) days after such Stockholder has been notified in writing by the Buyer of such material failure; (vi) a breach of fiduciary duties owed to the Buyer; (vii) misappropriation of any business opportunity for the Buyer, the Parent or their respective affiliates; or (viii) the making of disparaging statements about the Buyer, the Parent or their respective affiliates, which disparaging statements are damaging to the reputation or business of the Buyer, the Parent or their respective affiliates.

“Certificate” means the certificate to be delivered to the Seller by the Buyer reflecting (i) the Earnout Consideration or (ii) that no payment is due with respect to the Earnout Consideration, and, in either event, including the applicable calculations, monthly profit and loss statements and labor cost allocation support relating thereto for the Earnout Period, and a certification by the Buyer’s Treasurer that such calculations were made in accordance with the terms of this Agreement and that the Financial Statements were prepared in accordance with GAAP and that such Financial Statements accurately reflect, in all material respects, the amounts set forth therein.

“Determination Date” means the date that the Buyer delivers the Certificate and the Financial Statements to the Seller; provided, however, that such date shall not be later than 90 days following the end of the Earnout Period.

“Earnout Consideration” means the sum of the EBITDA Earnout and the Revenue Earnout.

“Earnout Period” means the period commencing on the Closing Date and continuing thereafter until (and including) the date immediately prior to the first anniversary of the Closing Date, without regard to the normal fiscal year of the Buyer.

“EBITDA Earnout” means the earnout, if any, with respect to Buyer’s EBITDA.

“EBITDA Floor” means $3,200,000.

“Financial Statements” means the Buyer’s consolidated statement of operations for the Earnout Period prepared in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Notice Form” has the meaning set forth in Section 3(a)(ii).

“Parent” means Edgewater Technology, Inc., a Delaware corporation.

“Party” and “Parties” have the meanings set forth in the preamble.

“Potential Maximum Earnout” means $6,560,300.

“Potential Maximum EBITDA Earnout” means $4,592,210.

“Potential Maximum Revenue Earnout” means $1,968,090.

“Purchase Agreement” has the meaning set forth in the recitals.

“Referee” has the meaning set forth in Section 3(c).

“Revenue Earnout” means the earnout, if any, with respect to Buyer’s Revenue.

“Revenue Floor” means $12,200,000.

“Seller” has the meaning set forth in the preamble.

“Stockholder” means either Michael A. Kember or Brian Grimes, individually.

2. Calculation of the Earnout Consideration. Subject to the provisions set forth below, the Seller shall be eligible to receive the amount calculated as the Earnout Consideration, pursuant to and in accordance with the payment and review procedures in Section 3 below.

(a)	If Buyer’s Revenue is equal to or less than the Revenue Floor, the Seller shall not be entitled to receive a Revenue Earnout.

(b)	If Buyer’s Revenue is in excess of the Revenue Floor, the Seller shall be entitled to receive a Revenue Earnout in dollars equal to the amount of Buyer’s Revenue in excess of the Revenue Floor multiplied by 1.6132; provided, however, that the Revenue Earnout shall not exceed the Potential Maximum Revenue Earnout.

(c)	If Buyer’s EBITDA is equal to or less than the EBITDA Floor, the Seller shall not be entitled to receive an EBITDA Earnout.

(d)	If Buyer’s EBITDA is in excess of the EBITDA Floor, the Seller shall be entitled to receive an EBITDA Earnout in dollars equal to the amount of Buyer’s EBITDA in excess of the EBITDA Floor multiplied by 8.3495; provided, however, that the EBITDA Earnout shall not exceed the Potential Maximum EBITDA Earnout.

(e)	In no event shall the Earnout Consideration exceed the Potential Maximum Earnout.

3. Payment and Review Procedures.

(a)	Delivery of the Certificate and the Financial Statements. On or before the Determination Date, the Buyer will deliver the following items to the Seller:

(i)	the Certificate;

(ii)	a notice form that will require the Seller to designate the bank account, address and other necessary information that will provide the Buyer with necessary information to enable it to deliver the Earnout Consideration (the “Notice Form”); and

(iii)	a copy of the Financial Statements from which the calculations in the Certificate were derived.

(b)	Payment Without Objection. If the Buyer has not received an Objection Notice (as defined in Section 3(c) herein) with respect to any of the calculations in the

Certificate or the Financial Statements from which such calculations were derived in accordance with the objection procedures in subsection (c) below, then on or before the thirty-fifth (35th) Business Day following receipt by the Seller of the Notice Form, Financial Statements and Certificate, the Buyer will promptly deliver to the Seller the Earnout Consideration reflected in the Certificate in immediately available funds.

(c)	Objection Procedures and Payment Thereafter. If the Seller has any objection to the calculation of the Earnout Consideration in the Certificate, to the information set forth in the Financial Statements from which such calculation was derived or to the lack of appropriate supporting detail required to be delivered with the Certificate, or if the Seller cites any other applicable objection, then the Seller shall deliver to the Buyer a detailed statement describing such objections (the “Objection Notice”) within thirty (30) Business Days after receiving the last of the Certificate or the Financial Statements. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves, including the Buyer allowing the Seller to inspect (upon reasonable notice during normal business hours) the books and records of the Company that relate to the calculations set forth in the Financial Statements and the Certificate with a view to determining whether its objections are supportable. If the Parties do not obtain a final resolution within twenty (20) Business Days after the Buyer has received the Objection Notice, then the Buyer and the Seller will select an independent accounting firm mutually acceptable to them to resolve any remaining objections (the “Referee”). If the Buyer and the Seller are unable to agree on the choice of a Referee, they will select a nationally-recognized independent accounting firm by lot (after excluding their respective regular outside accounting firms) as the Referee. The determination of any Referee so selected as to any objections of the Seller or the Buyer will be set forth in writing and will be conclusive and binding upon the Parties. Such determination must be arrived at by the Referee not later than thirty (30) days following its appointment. On or within ten (10) Business Days after receiving the determination of the Referee, the Buyer will revise the Certificate as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3(c) by the Referee and will promptly pay the Earnout Consideration to the Seller as set forth in the Certificate in immediately available funds.

(d)

Review of Materials. The Buyer will make the work papers and back-up materials used in preparing the Certificate and the Financial Statements available to the Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during: (i) the review by the Seller of the Certificate and the Financial Statements; and (ii) the resolution by the Parties of any objections thereto. Upon reasonable advance notice and during the Buyer’s normal business hours, the Seller and its representatives (including accountants) shall have the right (exercised within thirty (30) Business Days of the Seller’s receipt of the Certificate and

Financial Statements) to inspect the Buyer’s books and records (related solely to the Business), provided that any such inspection shall be subject to the reasonable security policies and procedures of the Parent and the Buyer and shall be conducted by the Seller and its representatives in a manner not to unreasonably interfere with the operations and business of the Buyer.

4. Termination of the Buyer’s Obligations and Responsibilities. Notwithstanding any other provision of this Agreement, except with respect to actual fraud by the Buyer, the Buyer’s obligations, responsibilities, covenants, agreements and liabilities pursuant to this Agreement shall terminate on the earliest of any of the following situations: (i) payment of the Earnout Consideration in accordance with Section 3(b) above; (ii) delivery of the Certificate of the Buyer certifying that no payment is due with respect to the Earnout Consideration and no Objection Notice from the Seller is received pursuant to Section 3(c) above; or (iii) resolution of objections to the Certificate or the Financial Statements or otherwise with respect to the Earnout Consideration by the Referee in accordance with Section 3(c) above and delivery of the Earnout Consideration thereafter based upon the Referee’s findings and conclusions.

5. Buyer Operations. During the Earnout Period, the Buyer shall not, whether in one transaction or in a series of transactions:

(a) merge, dissolve, liquidate, reorganize, recapitalize, combine or consolidate with or into another Person;

(b) purchase or acquire any Person or any portion thereof (it being understood that the Buyer shall be permitted to hire employees in the ordinary course of business);

(c) purchase or acquire any assets of any Person, except in the ordinary course of business;

(d) sell, transfer or otherwise dispose of the Buyer’s assets (whether now owned or hereafter acquired) to or in favor of any Person, other than (i) in the ordinary course of business or (ii) in connection with a transaction pursuant to which all or substantially all of the Buyer’s assets are being sold, transferred or otherwise disposed of in combination with the sale of all or substantially all of the assets of one or more other subsidiaries of the Parent;

(e) permit the Parent to sell, transfer or otherwise dispose of any of the securities of the Buyer in connection with a transaction pursuant to which solely the Buyer’s securities are being sold, transferred or otherwise disposed; or

(f) terminate the employment of a Stockholder without Cause.

The foregoing restrictions notwithstanding, nothing in this Agreement shall prohibit or restrict the

Parent from (i) taking any of the actions set forth in Sections 5(a)-(e) with respect to the Buyer in connection with or as a result of the sale or transfer of all or substantially all of the Parent’s assets and securities, or the merger or consolidation of the Parent, or (ii) taking any action with respect to the Buyer that is required by applicable law or as a result of the Parent’s public company status. The Buyer hereby confirms and represents that, at the time of the closing of the transactions contemplated by the Purchase Agreement, it did not own, control or operate any other business and that its sole business during the Earnout Period will be the Business. Notwithstanding anything to the contrary herein, in the event of any transaction contemplated by clauses (i) or (ii) of this paragraph, the Buyer or any successor thereto shall continue to be responsible for the obligations under this Agreement.

6. Miscellaneous.

(a)	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)	Entire Agreement. This Agreement, together with the Purchase Agreement (and the Exhibits and Schedules thereto), and any certificates or other documents delivered hereunder or thereunder, supersedes all prior agreements, understandings or representations by or among the Parties, written or oral, that may have related in any way to the subject matter thereof.

(c)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

(d)	Counterparts. This Agreement may be executed in one or more counterparts (including execution by facsimile or e-mail), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)	Notices. All notices and communications required or permitted hereunder shall be provided in accordance with and pursuant to Section 11.8 of the Purchase Agreement.

(g)	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by any Party of any covenant or agreement hereunder shall be deemed to extend to any prior or subsequent default or breach of covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)	Severability. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)	Expenses. Each of the Parties shall be responsible for and bear all of its own respective expenses, including without limitation, expenses of legal counsel, accountants, finders and financial advisors incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer and the Seller shall share the fees and expenses of the Referee equally.

(k)	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean without limitation. The Parties intend that each covenant contained herein shall have independent significance. If any Party has breached any covenant contained herein in any respect, then the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first covenant.

(l)

Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provision hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

(m)	Consent to Jurisdiction. With respect to enforcement of: (a) a breach or an award hereunder or (b) specific performance or other equitable relief, each of the Parties consents to the exclusive jurisdiction of state or federal courts within the Commonwealth of Massachusetts. The Parties each accept, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any objection as to venue and any defense of forum non conveniens.

(n)	Attorneys’ Fees. If any action is brought to enforce or to interpret any part hereof, the prevailing Party shall be entitled to recover all reasonable attorneys’ fees actually incurred in bringing such action and in enforcing any judgment or award granted therein, all of which shall be deemed to have accrued upon the commencement of the action. The prevailing Party shall be the Party that is entitled to recover its costs of the action, regardless of whether the action proceeds to final judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of reasonable attorneys’ fees and costs incurred in enforcing such judgment or order.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

EDGEWATER TECHNOLOGY-M2, INC.

By:	/s/ Shirley Singleton
Name:	Shirley Singleton
Title:	President

SELLER:

M2 DYNAMICS INC.

By:	/s/ Brian Grimes
Name:	Brian Grimes
Title:	Chief Financial Officer